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                        GRANITE STATE ENERGY, INC.
                            Statement of Income
      (expressed in millions, rounded to hundred thousands of dollars)
                     Periods Ended September 30, 1998
                     (Unaudited, subject to adjustment)

                                                                      Nine
                                                        Quarter       Months
                                                        -------       ------

Operating revenue                                       $0.2   $ 0.5
                                                        ----   -----

Operating expenses:
 Purchased electric energy                               0.2     0.5
 Other                                                     -     0.1
                                                        ----   -----
 Net income                                             $  -   $(0.1)
                                                        ====   =====
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